CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 17, 2011, relating to the financial statements and financial highlights and to the investment portfolio appearing in Item 6 of the Form N-CSR filing which appears in the August 31, 2011 Annual Report to Shareholders of American Funds Mortgage Fund, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial highlights", "Independent registered public accounting firm", and "Prospectuses, reports to shareholders and proxy statements" in such Registration Statement.

PricewaterhouseCoopers LLP
Los Angeles, California
October 27, 2011